Exhibit 5.1
February 6, 2009
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

Ladies and Gentlemen:
     We have acted as counsel to Lime Energy Co., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), of the Company’s Registration Statement on Form S-4 (333-156924) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 231,193 shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”). The shares are being registered pursuant to the completion of a short form merger whereby the Company will, upon the terms and subject to the conditions set forth in the Registration Statement, issue up to 231,193 Company Shares in exchange for 107,200,056 shares of common stock, par value $0.001 per share, of Advanced Biotherapy, Inc., a Delaware corporation (the “ADVB Shares”), at an exchange ratio of one ADVB Share for 0.002124 of a Company Share.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the Registration Statement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion the Company Shares have been duly authorized and, when issued in accordance with the terms of that certain Stock Purchase Agreement and Merger (as such terms are defined in the Registration Statement), will be validly issued, fully paid and non-assessable.
     We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting such law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     This opinion is being furnished in connection with the offer of the Company Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP